Exhibit 10.1

SEVERANCE AGREEMENT

Jeffrey G. Grody (“Employee”) and Colt’s Manufacturing Company LLC, its successors and assigns (“Colt”) hereby agree as follows:

1.                                      Resignation/Last Day of Employment.  Colt acknowledges its receipt and acceptance of Employee’s letter of resignation dated July 3, 2014.  Employee’s last day of active employment with Colt will be July 3, 2014, but will be maintained on Colt’s payroll through the pay period ending July 4, 2014.

2.                                      Consideration.

(a)                                 In consideration for Employee’s agreement to be bound by the terms of this Severance Agreement, and Employee’s compliance with the promises made herein, Colt agrees to pay Employee a combination of salary and severance pay in lieu of salary at the rate of Employee’s current base salary (“Severance”) through July 3, 2015.  At the request of Colt, through December 31, 2014 (the “Wind Down Period”), Employee will be reasonably available to provide assistance in the transition of his responsibilities to Colt’s new General Counsel and as otherwise requested; provided that the scheduling of such assistance will be mutually agreed upon; and provided, further, that Employee will not be required to provide in excess of ten hours of assistance per week during the Wind Down Period.  For the avoidance of doubt, severance compensation will commence from July 5, 2014, regardless of the last day of employment set forth in Paragraph 1 above.  Following the Wind Down Period, Employee will continue to be paid Severance through July 4, 2015.  During the time following the Wind Down Period, Employee will make himself reasonably available to provide assistance to Colt as described in Paragraph 9 below. Severance will be paid, less required withholdings, in accordance with Colt’s usual schedule for the payment of its employees’ salaries.  The payment of Severance is contingent upon, and will not begin until, Colt receives: (a) this Severance Agreement, dated and signed by Employee; and (b) the document attached hereto as Exhibit A, properly completed and signed by Employee.   Employee’s right to be paid during the Wind Down Period and thereafter as provided in this Paragraph 2, is dependent on Employee’s material compliance with the obligations set forth in this Severance Agreement, including, without limitation, his obligations to provide reasonable assistance to Colt in the transition of his responsibilities to Colt’s new General Counsel, as set forth above, and the obligations to cooperate as set forth in Paragraph 9 below.

(b)                                 COBRA Premium Contributions:  Employee’s current coverage under Colt’s Group medical and dental insurance plans shall continue through July 31, 2014. Thereafter, if the Employee elects to continue his participation and/or that of his eligible dependents in the Company’s medical and dental insurance plans pursuant to the federal Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then Colt shall pay or reimburse Employee a monthly amount equal to the cost of such continuation coverage, less whatever an active employee would pay for the same coverage under Colt’s group plans until December 31,

2014, or the date on which Employee becomes eligible for coverage under another employer’s group medical plan, whichever is earlier.  In the event Employee and/or any of his dependents becomes ineligible for COBRA continuation coverage, nothing in this Agreement will require such coverage to continue, or require Colt otherwise to reimburse Employee for the cost of that or any other coverage.

(c)                                  Other Benefits:  Employee’s participation in all other benefit plans of Colt shall terminate as of July 31, 2014, unless a benefit plan provides for a particular termination date that may be later than said date, in which event Colt will notify Employee of the date of termination of participation. The foregoing notwithstanding, nothing herein shall be deemed to waive, abridge, or diminish any independent rights that Employee may have to convert group coverage to individual coverage as may be provided under the terms of pertinent plan documents.

(d)                                 Expense Reimbursement: Colt agrees to promptly reimburse Employee for ordinary and reasonable business expenses incurred by Employee up until the last day of active employment on July 3, 2014; provided that Employee submits receipts and/or similarly documentation to Colt in timely fashion.

3.                                      No Severance Payment Absent Execution of this Severance Agreement.  Employee understands and agrees that he would not receive the consideration specified in Paragraph 2, above, except for his execution of this Severance Agreement and the fulfillment of the promises contained herein.

4.                                      Time for Consideration and Advice to Seek Counsel.  Employee was first provided with this Severance Agreement on or before June 23, 2014.  Employee has up to 21 days to consider its terms.  Employee is specifically advised to consult with an attorney of Employee’s choice before signing this Severance Agreement.

5.                                      Revocation.  In the event Employee signs this Severance Agreement, he may revoke the Severance Agreement within seven days of signing it, and it will not become effective or enforceable until the seven-day period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.  This Severance Agreement shall not become effective or enforceable until the revocation period has expired, and Colt has received a document in the form attached hereto as Exhibit A, properly completed and signed by Employee.

6.                                      Mutual Release of Claims.  Employee knowingly and voluntarily releases and forever discharges Colt, and all of its present and former subsidiaries and affiliates (hereinafter referred to as the “Released Entities”), and the Released Entities’ current and former shareholders, members, directors, officers, employees, consultants, accountants, insurers, agents and attorneys, of and from any and all claims, known and unknown, which Employee has or may have as of the date of execution of this Severance Agreement, except (i) to enforce the terms and conditions of this Severance Agreement, and (ii) Employee’s claims, if any, and rights as a holder of Common Units of Colt Defense LLC, which claims and rights are not affected by this Agreement.  Listed below are examples of the statutes under which Employee will not bring any claim.  If the law prohibits a waiver of claims under any such statute, Employee hereby acknowledges that he has no valid claim under those statutes.  Subject to the exceptions stated in this Paragraph 6, the claims released or acknowledged not to exist include, but are not limited to, any alleged violation of:

•                  Title VII of the Civil Rights Act of 1964;

•                  The Age Discrimination in Employment Act of 1967;

•                  Sections 1981 through 1988 of Title 42 of the United States Code;

•                  The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

•                  The Immigration Reform and Control Act;

•                  The Americans with Disabilities Act of 1990;

•                  The Worker Adjustment and Retraining Notification Act;

•                  The Fair Credit Reporting Act;

•                  The Family and Medical Leave Act;

•                  The Equal Pay Act;

•                  The Dodd-Frank Act;

•                  The Connecticut Human Rights and Opportunities Act — Conn. Gen. Stat. §§ 46a-51, et seq.;

•                  The Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim — Conn. Gen. Stat. § 31-290a;

•                  The Connecticut Equal Pay Law — Conn. Gen Stat. §§ 31-58(e), et seq.; §§ 31-75 and 31-76;

•                  The Connecticut Family and Medical Leave Law — Conn. Gen. Stat. §§ 31-51kk, et seq.;

•                  The Connecticut Drug Testing Law — Conn. Gen. Stat. §§ 31-51t, et seq.;

•                  The Connecticut Whistleblower — Conn. Gen. Stat. §§ 31-51m(a), et seq.;

•                  The Connecticut AIDS Testing and Confidentiality Law — Conn. Gen. Stat. §§ 19a-581, et seq.;

•                  The Connecticut Age Discrimination and Employee Benefits Law — Conn. Gen. Stat. § 38a-543;

•                  The Connecticut Reproductive Hazards Law — Conn. Gen. Stat. §§ 31-40g, et seq.;

•                  The Connecticut Smoking Outside the Workplace Law — Conn. Gen. Stat. § 31-40s;

•                  The Connecticut Electronic Monitoring of Employees Law — Conn. Gen. Stat. § 31-48b, d;

•                  The Connecticut Wage Hour and Wage Payment Laws;

•                  Connecticut OSHA;

•                  Any other federal, state or local law, rule, regulation, or ordinance;

•                  Any public policy, contract, tort, or common law obligation, including, without limitation, any claims under the August 30, 2005 contract between Colt and Employee; or

•                  Any obligation to pay costs, fees, or other expenses, including attorneys’ fees.

Nothing herein shall be deemed to diminish, impair, abridge or otherwise affect any benefit in which Employee is vested under any qualified or unqualified retirement, deferred compensation, and/or any other employee welfare benefit plan or program.

Colt releases and forever discharges Employee from any and all claims about which it has or reasonably should have knowledge as of the date of the execution of this Agreement.  Colt represents that it currently has no knowledge of any conduct or failure by Employee that would give Colt a viable cause of action against Employee.

7.                                      Affirmations.  Employee confirms that he has not filed or caused to be filed and is not a party to any claim, charge, complaint, or action against Colt or any of the other Released Entities, or any of their current and former shareholders, unit holders, directors, officers, employees, accountants, insurers, agents and attorneys, in any forum or form.  Employee further confirms he has no known workplace injuries or occupational diseases.  Employee further confirms he has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Severance Agreement.  The preceding sentence does not address any obligations that Colt Defense LLC may owe to Employee as a holder of Common Units. Employee specifically confirms that he has been paid all monies owed and granted any leave requested under the Family and Medical Leave Act.

Employee further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by Colt or its officers, including any allegations of corporate fraud.  Both parties acknowledge that this Severance Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Employee agrees that if such an administrative claim is made, he shall not seek or accept any individual monetary relief or other individual remedies.

8.                                      Resignation from Positions.  Effective as of July 3, 2014, Employee resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Colt or any parent, subsidiary or benefit plan of Colt.  These resignations will become irrevocable as set forth in Paragraph 5, above.  Employee will promptly sign and return to Colt any documents requested to confirm such resignations.

9.                                      Cooperation. In the event that Colt seeks any lawful assistance from Employee regarding any business or legal matter concerning Colt following the Wind Down Period described in Paragraph 2 above through July 3, 2015, Employee will provide such assistance, not to exceed 10 hours in any week, except by mutual agreement, or 100 hours from the end of the Wind Down Period through July 3, 2015, for no additional compensation from Colt.  Such assistance will take place telephonically, via email or in person at Colt’s headquarters in West Hartford, Connecticut.  If Colt asks Employee to provide assistance elsewhere because the nature of the assistance requires travel, Colt will reimburse Employee for the reasonable expenses incurred in travel to and from the location where the assistance is provided, consistent with Colt’s policy for employee expense reimbursement.  Scheduling of all assistance by Employee pursuant to this Paragraph 9 shall be as mutually agreed; provided that if Colt faces a deadline, Employee will make reasonable efforts to accommodate Colt’s deadline in a manner consistent with Employee’s conduct while an employee of Colt.

10.                               Return of Property.  Employee represents that he has returned, or will by July 7, 2014 return, to Colt all property belonging to Colt in his possession, custody or control that he obtained from Colt or any actual or potential vendor or investor of or in Colt, including, without limitation, electronic equipment, credit cards, keys, files and all documents, whether in paper or electronic form, but excluding incidental items, such as pins, tee shirts, caps, SHOT Show shirt and gifts of nominal value from third parties that Employee kept in his office and similar items of nominal value.  In the event Employee later discovers any additional such property, he will return it within three business days of its discovery.  Employer further acknowledges that this obligation to return property extends to everything he received from any party identified in this paragraph during and as a result of his employment with Colt.  Employee affirms, that he is in possession of all of his property that he had at Colt’s premises and that Colt is not in possession of any of his property.

11.                               Confidential Business Information.  Employee agrees that while employed by Colt, he was given access to Colt’s trade secrets and other confidential information and became aware of actual and potential investors in funds managed by Colt’s equity sponsor.  Employee further agrees not to use or disclose any of Colt’s trade secrets or other confidential business information, for so long as the pertinent information or documentation remains confidential.

12.                               Post-Employment Restrictions.  During the one-year period immediately following Employee’s last day of employment with Colt, Employee will not, directly or indirectly:

A.            Solicit, hire, contract with or otherwise engage any Colt employee, contractor, vendor or third party factory to work for, or provide goods or services to, any other employer or organization.  For the purpose of this provision, “Colt employee, contractor, vendor or third party factory” means any individual who was employed or retained by, or any individual or entity who or that provided goods or services to, Colt within the last twelve months of Employee’s employment by Colt.

B.            Participate in, work for, or provide services to any person or entity that is, or is actively planning to be, a “Competitive Business.”  The term “Competitive Business” shall mean any business (however organized or conducted) that competes with a business in which Colt is engaged.  This restriction does not limit Employee’s ability to practice law for any person or entity, in any industry or geographic location.  Instead, it limits Employee’s ability to serve as an executive, or provide comparable business management services in any other capacity, for any Competitive Business.

C.            Act in any capacity for or with any Competitive Business, or for or with any of their agents, if in such capacity Employee would, because of the nature of his role with the such Competitive Business and Employee’s knowledge of Colt’s confidential business information, inevitably use and/or disclose any of Colt’s confidential business information in his work for, or on behalf of, the Competitive Business or its agent.

D.            Otherwise interfere with, disrupt or attempt to disrupt relations between Employer and any of its employees, contractors, vendors, third party factories or customers.

This Paragraph 12 does not prohibit or restrict Employee from providing the consulting services described in, and in accordance with, Exhibit B (“Permitted Activities”); provided that such services do not pertain to any activity that is or is planned to be competitive to Colt.

13.                               Confidentiality and Non-Disparagement.

(a)                                 Employee agrees not to disclose any information regarding the existence or substance of this Severance Agreement, except to Employee’s tax advisor, Employee’s attorney with whom Employee chooses to consult regarding Employee’s consideration of this Severance Agreement, and any post-employment employer, partner or client to the extent reasonably required for bona fide business purposes.  Employee agrees not to say or do anything intended to be, or that would reasonably be viewed as being, disparaging or demeaning Colt, any of the other Released Entities, and any current or former shareholder, unit holder, director, officer, employee, accountant, insurer, agent or attorney of Colt or of any of the other Released Entities.  In the event of Employee’s material breach of any obligation in Paragraphs 10 through13of this Severance Agreement, in addition to any remedies Colt and the other Released Entities and any of their current or former shareholders, unit holders, members, directors, officers, employees, consultants, accountants, insurers, agents or attorneys may have under the law, Colt may, without further obligation to Employee, discontinue any payment to which Employee would otherwise be entitled under this Severance Agreement, and Employee will pay the attorneys’ fees and other expenses incurred by Colt and/or the other Released Entities and/or any current or former shareholder, member, unit holder, member, director, officer, employee, accountant, consultant, insurer, agent or attorney thereof in establishing that breach and in otherwise enforcing the terms of this Severance Agreement.

(b)                                 Colt agrees not to disclose any information regarding the existence or substance of this Severance Agreement, except to its legal, financial and accounting advisors, its auditors, as legally required, or as required in connection with any actual or prospective financing relationship or transaction or sale transaction.

Colt agrees that neither it nor any director or officer will say or do anything intended to be, or that would reasonably be viewed as being, disparaging or demeaning to Employee.  In the event of Colt’s failure to pay Severance in accordance with this Agreement after five business days notice to remedy such failure, in addition to any remedies Employee may have under the law, (i) Employee may, without further obligation to Colt, discontinue the provision of transition assistance or other services to Colt and the new General Counsel under Paragraphs 2 and 9, and (ii) the restrictions set forth in Paragraph 12 will cease to operate.  Colt will pay the attorneys’ fees and other expenses incurred by Employee in establishing Employer’s breach and in otherwise enforcing the terms of this Severance Agreement.

14.                               Governing Law and Interpretation.  This Severance Agreement shall be governed by, and interpreted in accordance with, the laws of Connecticut without regard to its conflict of laws principles.  In the event of a breach of any provision of this Severance Agreement, either party may institute an action specifically to enforce any term or terms of this Severance Agreement and/or seek any damages for breach.  Should any provision of this Severance Agreement be declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Severance Agreement in full force and effect.

15.                               Nonadmission of Wrongdoing.  Employee and Colt agree that neither this Severance Agreement, nor the furnishing of the consideration hereunder, shall be deemed or construed at any time for any purpose as an admission or evidence of any liability or misconduct of any kind by any person or entity.

16.                               Amendment.  This Severance Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Severance Agreement.

17.                               Indemnification of Employee.  Colt acknowledges and agrees that this Agreement does not impair in any way Employee’s rights to indemnification, under any applicable document or agreement, or by operation of law, as an officer of Colt and its subsidiaries for any matter that arose on or prior to his last day of employment and Colt further agrees that such indemnification rights will survive the execution of this Agreement.  Colt agrees to name Employee as an additional insured on its directors’ and officers’ insurance until June 30, 2019.

18.                               Form 8-K/Public Statements.  Colt will cause its parent company to file a Form 8-K in the form annexed as Exhibit C, with respect to Employee’s resignation.

19.                               Counsel Fees.  Colt will pay the fees of Employee’s counsel, William Madsen, Esq, for his services in connection with this Agreement, not to exceed $1,500.

20.                               Entire Agreement.  This Severance Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and fully supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof, except that Employee shall continue to be bound by the applicable provisions of Colt’s business conduct, confidentiality and related agreements to the extent that by their terms they survive the termination of Employee’s employment.  Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to Employee in connection with his decision to accept this Severance Agreement, except for those set forth in this Severance Agreement.

EMPLOYEE CONFIRMS THAT HE HAS BEEN GIVEN TWENTY-ONE CALENDAR DAYS TO CONSIDER THIS SEVERANCE AGREEMENT AND BEEN INFORMED THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS SEVERANCE AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEVERANCE AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS SEVERANCE AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE CONSIDERATION SET FORTH IN PARAGRAPH 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEVERANCE AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST COLT, ANY OF THE OTHER RELEASED ENTITIES, AND ANY CURRENT OR FORMER SHAREHOLDER, MEMBER, DIRECTOR, OFFICER, EMPLOYEE, CONSULTANT, ACCOUNTANT, INSURER, AGENT OR ATTORNEY THEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Severance Agreement as of the date set forth below:

JEFFREY G. GRODY

Date:

COLT’S MANUFACTURING COMPANY LLC

By:
Dennis Veilleux, Chief Executive Officer

Date:

EXHIBIT A TO SEVERANCE AGREEMENT

Mr. Dennis Veilleux

Chief Executive Officer

Colt’s Manufacturing Company LLC

547 New Park Ave.

West Hartford, CT  06110

Re:                             Severance Agreement

Dear Dennis:

I received a Severance Agreement from Colt’s Manufacturing Company LLC on  June 23, 2014.  The Severance Agreement provided that I had at least twenty-one days to consider its terms.  I signed the Severance Agreement on                         .

The Severance Agreement also provided me with a seven-day period during which I could revoke my acceptance of the Severance Agreement.  More than seven days have passed since I executed the Severance Agreement.  I have at no time revoked my acceptance or execution of that Severance Agreement, and I hereby reaffirm my acceptance of that Severance Agreement.

Sincerely,

Jeffrey G. Grody

EXHIBIT B TO SEVERANCE AGREEMENT

Structuring teaming, joint-venture, consulting and other collaborative relationships from and after 180 days from the date of this Severance Agreement.

Structuring business and legal relationships with third party agents, customers, distributors and other collaborators from and after 180 days from the date of this Severance Agreement.

Export compliance advice, including DDTC agreements (TAAs, MLAs, etc.).

Protection of trade secrets, other confidential information, patentable inventions.

Confidentiality agreement and manuals/training for their use and compliance.

Creation and maintenance of a legal and contractual compliance environment.

Project management for transactional due diligence (e.g., financing, M&A, investment, etc.).

Dispute avoidance, management, mitigation.

Business and financial stress management—e.g., financially distressed or difficult vendors, customers, partners.

EXHIBIT C TO SEVERANCE AGREEMENT

[Insert form of 8-K]